BILL OF SALE

The undersigned, VIDEO CITY, INC., a Delaware corporation d/b/a “Video City,” whose address is 4800 Easton Drive, Suite 108, Bakersfield, CA 93309 (the "Seller") for and in consideration of the payment of the sums set out in the attached Exhibit "A," the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign and transfer to 3XTREME ENTERPRISES, a California corporation, whose address is 3845 Stockdale Hwy., Bakersfield, California, 93309 (the "Purchaser"), its successors and assigns, the following described personal property located in the State of California:

See Exhibit "B", attached hereto, made a part hereof and incorporated herein by reference.

To have and hold, all and singular, the said personal property to the Purchaser, its successors and assigns, to its own use forever.

The Seller warrants that it is the lawful owner in every respect of all the herein described property and that it is free and clear of any and all liens, security agreements, encumbrances, claims, demands, and charges of every kind and character whatsoever.

The Seller hereby binds the Seller, its successors and assigns, to warrant and defend the title to all the herein described property unto the Purchaser, its successors and assigns, forever against every person whomsoever lawfully claiming or to claim such herein described property or any part thereof.

This Bill of Sale shall be effective as to the transfer of all property listed herein as of the 9th day of October, 2003.

IN WITNESS WHEREOF, this Bill of Sale is executed on the 9th day of October, 2003.

SELLER:

VIDEO CITY, INC.

____________________________

By:___________________________

Witness

      Its: ________________________

#

EXHIBIT "A"

TO BILL OF SALE

FROM

VIDEO CITY, INC.

TO

3XTREME ENTERPRISES

ALLOCATION OF PURCHASE PRICE

1.  Video Cassette Tapes, DVDs, Video Games & Other Inventory

        $                    22,000 .00

2.  Fixtures, Equipment & other Tangible Personal Property

        $                      4,000.00

3.  Business Goodwill and Intellectual Property

        $                  154,000 .00

TOTAL

         $                  180,000.00

#

EXHIBIT "B"

TO BILL OF SALE

FROM

VIDEO CITY, INC.

TO

3XTREME ENTERPRISES

All of Seller's right, title and interest in and to all the assets of Seller located at the video specialty stores identified below (the “Stores”), used in connection with the operating of the Stores, or that otherwise relate primarily to Seller’s business at the Stores (the "Assets"), including, but not limited to:

All machinery, appliances, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of Seller located at, or related to, the Stores; except as provided below, real property leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) for the Stores; tangible personal property located at, or related to, the Stores (such as inventories, equipment, supplies and furniture); intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; accounts receivable and other receivables at the Stores (such as customer account balances); claims, rent/security deposits, prepayments, and rent credits for the leased premises at the Stores; franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies related to the Stores; and copies of all books, records, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials for, or with respect to, the Stores.

All inventory and equipment held by Seller for rental or sale, located at the Stores or in the possession of customers, including without limitation, video cassette tapes, digital video discs ("DVDs"), and video games, audio books, laser discs, music CDs and cassettes, books, video hardware and software, video cassette recorders and players, video game players and DVD players held at the Stores for rental and sale; provided that Seller shall deliver to Purchaser at Closing not less than the quantity of pre-recorded video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Stores, which is set forth in the Asset Purchase Agreement between Seller and Purchaser dated October 9, 2003 (the “Asset Purchase Agreement”).

All of the interest of and the rights and benefits accruing to Seller as lessee under the leases by and between Seller and the landlords for the leased premises specifically listed on Schedule 5.1.3 of the Asset Purchase Agreement (the “Assumed Store Leases”).

Customer lists and related information of the Stores.

All of Seller's right, title and interest in and to any and a1l other tangible or intangible assets located at the Stores, including goodwill, used in connection with the operation of the Stores, or that otherwise relate primarily to the Stores and the business conducted thereat.

All of Seller's right, title, and interest in and to the intellectual property further described, but not limited to, the assets listed on Schedule 1.1.6 of the Asset Purchase Agreement.

Anything to the contrary in Section 1.1 of the Asset Purchase Agreement notwithstanding, the Assets shall exclude all of the assets and property of Seller which are not specifically listed in Section 1.1 of the Asset Purchase Agreement, including, but not limited to the following:

Any real property owned by Seller in fee simple.

All cash, bank deposits and/or cash equivalents.

All vehicles owned or leased by Seller.

All books, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials that do not relate to the Stores.

A ll video cassette tape, DVD, and video game inventory located at the Stores which is leased by Seller from any distributor or movie studio or subject to any contractual restrictions on the sale or transfer thereof, all of which shall be identified by Seller on Schedule 1.2.5 of the Asset Purchase Agreement, and removed from the Stores by Seller prior to the Closing Date.

Any other tangible or intangible assets owned by Seller which are not used directly in connection with the operation of the Stores, or which otherwise do not relate directly to the Stores or the business conducted thereat, including, but not limited to, all tangible and intangible assets located at Seller’s support center (“Seller’s Support Center”).

Any tangible personal property or intellectual property, which is leased by Seller from any third party.

Any real property leases for Stores that are not Assumed Store Leases (the “Excluded Leases”).

Any assets or property of Seller not specifically identified as an Asset in Section 1.1 of the Asset Purchase Agreement .

#

STORES

1.

Video City (VC # 35)

(“Ventura Store”)

2723 Main Street

Ventura, CA  93003

#